                                                                  Exhibit 99.1
For Immediate Release
---------------------
September 4, 2003


           NORDSTROM REPORTS AUGUST SAME-STORE SALES INCREASE OF 3.2%
           ----------------------------------------------------------

     SEATTLE - September 4, 2003 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $402.6 million for the four-week period ending August 30, 2003, an increase of 11.3 percent compared to sales of $361.7 million for the four-week period ending August 31, 2002. Same-store sales increased 3.2 percent.

     August same-store sales in full-line stores increased in the Northwest, Southwest and Central States geographic regions. By merchandise division, same-store sales increased in Shoes, Cosmetics, Accessories, Men's Wear, Women's Active Wear, Junior Women's, Intimate Apparel, and Women's Designer Apparel.

     Preliminary year-to-date sales of $3.5 billion increased 6.6 percent compared to year-to-date 2002 sales of $3.3 billion. Year-to-date same-store sales increased 1.8 percent.

SALES RECORDING
     To hear Nordstrom's prerecorded August sales message, please dial (402) 530-7891. This recording is available for one week.

GAAP SALES PERFORMANCE
     The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The Company converted to a 4-5-4 Retail Calendar at the beginning of 2003. This change in the fiscal calendar has resulted in differences in the number of days included in the current period versus the same period in the prior year. Sales performance numbers included in this sales release have been calculated on a comparative 4-5-4 basis. The Company believes that adjusting for these differences provides a more comparable basis (4-5-4 vs. 4-5-4) from which to evaluate sales performance. The following reconciliation bridges 2002 GAAP sales to the 4-5-4 comparable sales.


                                                      Dollar Increase/       % Change    % Change
Sales Reconciliation ($M)    August 2003 August 2002          Decrease    Total Sales  Comp Sales
                             ----------- -----------  ----------------    -----------  ----------
        Number of Days GAAP           28          31
                 GAAP Sales       $402.6      $434.7            ($32.1)         (7.4%)    (14.4%)
Less August 1-3, 2002 sales            -      ($73.0)
       Reported 4-5-4 sales       $402.6      $361.7             $40.9          11.3%       3.2%
                               =========   =========
        4-5-4 Adjusted Days           28          28

                                                                Dollar       % Change    % Change
Sales Reconciliation ($M)       YTD 2003    YTD 2002          Increase    Total Sales  Comp Sales
                             ----------- -----------  ----------------    -----------  ----------
        Number of Days GAAP          211         212
                 GAAP Sales     $3,541.3    $3,336.0            $205.3           6.2%        0.8%
          Less Feb. 1, 2003       ($18.2)          -
  Less Feb. 1-2, 2002 sales            -      ($30.4)
       Reported 4-5-4 sales     $3,523.1    $3,305.6            $217.5           6.6%        1.8%
                               =========   =========
        4-5-4 Adjusted Days          210         210

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is provided in the table below.

          September Sales Release         Thurs., October 9, 2003
          October Sales Release           Thurs., November 6, 2003
          Third Quarter Earnings          Thurs., November 20, 2003
          November Sales Release          Thurs., December 4, 2003

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 146 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 90 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

SALES SUMMARY
(unaudited; $ in millions)             Aug.     Aug.       YTD       YTD
                                       2003     2002       2003      2002
                                       ----     ----       ----      ----
Total sales                          $402.6    $361.7    $3,523.1  $3,305.6
Total sales percentage change         11.3%      3.9%        6.6%      4.8%
Same-store sales percentage change     3.2%      0.2%        1.8%      0.3%

Number of stores (as of August 30, 2003)
     Full-line                          90         83
     Rack and other                     56         54
     International Faconnable boutiques 31         23
                                       ---        ---
     Total                             177        160

Gross square footage
 (as of Aug. 30, 2003)             18,847,000    17,488,000



Investor Contact:
Stephanie Allen, 206-303-3262

Media Contact:
Shasha Richardson, 206-373-3038

Certain statements in this news release might contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.
                                     ###